September 28, 2012

Elessar Funds Investment Trust

1111 Superior Avenue

Suite 1310

Cleveland, OH 44114

Re:

Elessar Funds Investment Trust

File Nos. 333-147324 and 811-22143

LadiesandGentlemen:

ThisletterisinresponsetoyourrequestforouropinioninconnectionwiththefilingofPre- Effective Amendment No. 1 to the Registration Statement, File Nos. 333-183022 and 811-22728 (the “Registration Statement”), ofElessar Funds Investment Trust (the “Trust”).

WehaveexaminedacopyoftheTrust’sAgreementandDeclaration of Trust, the Trust’s By- laws,theTrust’srecordofthevariousactionsby theTrusteesthereof,andallsuchagreements, certificatesofpublicofficials,certificatesofofficersandrepresentativesoftheTrustandothers,and suchotherdocuments,papers,statutesandauthoritiesaswedeemnecessarytoformthebasisofthe opinionhereinafterexpressed. Wehaveassumedthegenuinenessofthesignaturesandtheconformity to original documents of the copies of suchdocuments supplied to us as copies thereof.

Basedupontheforegoing,weareof theopinionthatthesharesoftheElessarSmallCap Value Fund (the “Fund”), if issued in accordance with the then-current Prospectus and Statement of Additional Information of the Fund, will be legally issued, fully paid and non-assessable.

We hereby give you our permission to file this opinion with the Securities and Exchange CommissionasanexhibittoPre-EffectiveAmendmentNo.1totheRegistrationStatement. This opinion  may  not  be  filed  with  any  subsequent  amendment,  or  incorporated  by  reference  into  a subsequentamendment,withoutourpriorwrittenconsent. Thisopinion ispreparedfortheTrustandits shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Koehler Neal LLC

KOEHLER NEAL LLC